Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement of Wheeler REIT on Form S-11 (No.333-177262), of our report dated June 12, 2013, with respect to the Statement of Revenues and Certain Operating Expenses of Tampa Festival Centre for the year ended December 31, 2012, which report appears in the accompanying Current Report on Form 8-K/A of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

June 12, 2013